Exhibit 99.1

Press Release

Dubai Ports International to Acquire CSX Corporation’s International Terminal Business

DUBAI, HONG KONG and JACKSONVILLE, Fla., Dec. 8 — Dubai Ports International (“DPI”), one of the world’s leading port operators, announces that it has signed a definitive agreement with CSX Corporation (NYSE: CSX — News) to acquire the international terminal business conducted by CSX World Terminals (“the Company”) and other related interests for a cash consideration of US$1.15 billion, subject to customary adjustments.

The transaction will be financed from a committed facility arranged and underwritten by Deutsche Bank. Completion of the transaction is expected to take place in the first quarter of 2005.

CSX World Terminals is a leading international container terminal developer and operator with operations in Asia, Europe, Australia and Latin America. The Company’s container terminal portfolio currently consists of interests in 9 terminals with 24 berths and combined future capacity of 14.6 million teus. All of the terminals are operated by the Company.

Key existing port operations include CT3 and CT8 in Hong Kong, Tianjin and Yantai in China and operations in Australia, Germany, Dominican Republic and Venezuela. In addition, CSX World Terminals has interests in logistics businesses in Hong Kong and China, notably ATL the market leading logistics operator based at Kwai Chung.

As well as an existing portfolio of significant scale and global reach, the Company has a strong pipeline of development projects. In particular, CSX World Terminals has a 25% interest in, and will be the operator of, Pusan Newport, a 9 berth facility with capacity of 5.5 million teus that is currently under development and is expected to commence operations in 2006.

Deutsche Bank acted as financial adviser to Dubai Ports International and Citigroup acted as financial adviser to CSX with respect to the transaction.

Highlights

DPI will acquire CSX World Terminals, a leading global container terminal and logistics operator. The transaction is consistent with DPI’s international growth strategy and follows successful acquisitions and management contracts in the Middle East, Europe and India. The transaction brings the following key benefits to Dubai Ports:

•	Dubai Ports will be a top 6 global port operator

•	Global portfolio of container terminals — to participate in the current and long-term growth of the global transportation and logistics industry and provide superior service to customers

•	Access to new growth markets — Asia and Latin America offer the highest volume growth rates in the port industry

•	Revenue growth potential — opportunity to increase volume and expand level of service.

Sultan Ahmed Bin Sulayem, Executive Chairman, Dubai Ports, commented:

“This is a major step in DPI’s global expansion strategy. The acquisition will give DPI an important platform in the North Asia region, notably in Hong Kong, China and Korea and further expands our global network in Europe and the Americas. We look forward to working with our new and existing partners, customers and the relevant governments and regulatory bodies to contribute to the fabric of the local social environment. This, in turn, will allow us to better participate in the current and long-term growth of the global transportation industry.

“This is a service led industry, in which the people make the difference. In this acquisition we are delighted to welcome all of CSX World Terminals’ employees, who have demonstrated their commitment to the operations and contributed to the success of the Company to date. We look forward to supporting the management and employees of the Company to grow and develop the business going forward.”

Mohammed Sharaf, Managing Director, Dubai Ports International, said:

“The acquisition of CSX World Terminals will be a strong strategic fit for DPI, bridging our terminal network between East and West. DPI has a proven track record of owning ports on a profitable basis around the world — we are a performance driven organisation. At our existing operating locations we have employed innovative technologies and efficiencies to drive growth and we are keen to extend these skills to CSX World Terminals.

“Our people are our most important assets, and we believe having the right people in the right position is essential. Our commitment to invest in the development of our people will continue into the future. With this already established, we will be able to continue to provide our customers with a level of service that is second to none.”

Michael Ward, Chairman, CSX Corporation:

“On behalf of CSX, I am delighted to join the announcement of the agreement to sell CSX World Terminals to Dubai Ports International. We have been highly impressed with the quality of DPI’s management and believe it will do an excellent job with this important portfolio of assets and terrific team. We look forward to working with DPI through what we expect will be a brief transition to closing.”

Ward added that the transaction will be “another important step in our continuing efforts to focus on the North American railroad business. CSX is focused on leadership in the U.S. rail industry through safe, reliable service to customers and consistent, continuous improvement quality in all aspects of our performance.”

CSX acquired Sea-Land Corporation in 1987 and has, for the past several years, sold off parts of those international ocean-shipping assets. This transaction would complete that divestiture.

A press conference will be held in Hong Kong at 12.00 p.m. and Dubai at 08.00 a.m. local times.

For further information please contact:

Asia

Gavin Anderson & Company

Richard Barton
+852 9308 1056
+852 2218 9988
rbarton@gavinanderson.com.hk

Ilja Maynard-Gregory
+852 9803 5702
+852 2218 9952
imaynard-gregory-@gavinanderson.com

Middle East

Bell Pottinger Corporate & Financial

Tom Mollo
+9714 390 2514
+9715 0550 4203
tmollo@bell-pottinger.co.uk

Zoë Sanders
+9714 390 2514
+4479 4912 9189
zsanders@bell-pottinger

Notes to the Editor

About Dubai Ports

Dubai Ports (comprising of Dubai Ports International “DPI” and Dubai Ports Authority, “DPA”) owns, operates and manages container terminals and ports around the world.

In 2004, the terminals operated by Dubai Ports are on target to handle over 7.8 million teus which includes ports in India (Port of Visakhapatnam), Saudi Arabia (Port of Jeddah), Djibouti (Port of Djibouti) and Romania (Port of Constantza) and the home terminals of Jebel Ali and Port Rashid. Through a sister company, DPI also manages the free zones of Malaysia’s Port Kalang and the Tangier Free Zone.

DPI’s unique cross-sector expertise offers solutions in all aspects of port operations, ultimately driving efficiency and financial returns for port users. DPI also enables its customers to experience the same high level of service that they have come to expect when their vessels call at Dubai. DPA is known for its ability to provide a superior level of service to shipping lines at its flagship domestic operations of Port Rashid and Jebel Ali and has been voted “Best Seaport in the Middle East” for 10 consecutive years.

DPA ranks within the largest container ports worldwide in volume and has in recent years embarked on a significant expansion programme. Over the next 10 years, DPA is planning to increase capacity from current 6.5 million teus to over 20 million teus. Over the last three years, DPA’s annual growth in throughput has averaged 23%.

We have been at the forefront of Dubai’s extraordinary transformation into one of the world’s leading trade and commerce hubs.

About CSX Corporation

CSX Corporation (NYSE: CSX), based in Jacksonville, Fla., owns the largest rail network in the eastern United States. CSX and its 34,000 employees provide rail transportation services over a 23,000 route-mile network in 23 states, the District of Columbia and two Canadian provinces. CSX Corporation also provides intermodal and global container terminal operations through CSX Intermodal and CSX World Terminals, respectively.

Contacts:

Gary Sease (CSX)
904-366-2949